                                                FILED PURSUANT TO RULE 424(B)(3)
                                            REGISTRATION STATEMENT NO. 333-10961

PROSPECTUS SUPPLEMENT NO. 2
(TO PROSPECTUS DATED OCTOBER 29, 1996)

                                  $568,575,000
                              APPLE COMPUTER, INC.
                     6% CONVERTIBLE SUBORDINATED NOTES DUE
                                  JUNE 1, 2001

    This Prospectus Supplement supplements information contained in that certain Prospectus dated October 29, 1996 (the "Prospectus") relating to the potential sale from time to time of up to $568,575,000 aggregate amount of Registrable Notes and the Common Stock issuable upon conversion thereof by the Selling Holders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

    The following table supplements the information set forth in the Prospectus under the caption "Selling Holders" with respect to the Selling Holders and the respective principal amounts of Registrable Notes beneficially owned by such Selling Holder that may be offered pursuant to the Prospectus, as amended or supplemented:

Salomon Brothers Inc..........................................  23,175,000   793,528    793,528
Reliant Trading...............................................  21,165,000   724,704    724,704
Bankers Trust International plc...............................  14,960,000   538,541    512,241
Toronto Dominion (New York), Inc..............................  8,000,000    273,925    273,925
JMG Convertible Investment L.P................................  5,000,000    171,203    171,203
Triton Capital Holdings.......................................  2,250,000     77,041     77,041
Bear Stearns & Co. Inc........................................  1,815,000     62,146     62,146
Deutsche Morgan Grenfell Inc.*................................  1,570,000     85,369     53,757
TQA Vantage Fund Ltd..........................................  1,000,000     34,240     34,240
Security Insurance Company of Hartford........................    750,000     25,680     25,680
Guaranty National Insurance Company...........................    250,000      8,560      8,560
TQA Arbitrage Fund L.P........................................    250,000      8,560      8,560
LDG Limited...................................................    250,000      8,560      8,560
TQA Leverage Fund L.P.........................................    250,000      8,560      8,560
Lehman Brothers Inc...........................................    166,000    231,172      5,683
MFS Convertible Securities Fund...............................     10,000        342        342

------------------------

* Deutsche Morgan Grenfell Inc. is currently, and from time to time, performs investment banking services for the Company for which it receives customary fees.

    The line items "Merrill Lynch, Pierce, Fenner & Smith Incorporated ...
19,575,000, 670,261, 670,261", "BT Securities Corp. ... 5,875,000, 201,164,
201,164" and "Forest Fulcrum Fund, L.P. ... 3,000,000, 102,722, 102,722"
contained in the table set forth in the Prospectus under the caption "Selling Holders" shall be deleted in their entirety and replaced with the following:

Merrill Lynch, Pierce, Fenner & Smith Incorporated..........   8,610,000* 633,291**  294,812
BT Securities Corp..........................................   6,480,000  279,228    221,879
Forest Fulcrum Fund, L.P....................................   3,850,000  131,826    131,826

------------------------

*   As of January 10, 1997.

**  As of January 9, 1997.

    Unless otherwise noted, all information provided in this Prospectus Supplement is as of January 13, 1997.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JANUARY 17, 1997.